Filed Pursuant to Rule 433

Registration No. 333-166755

February 28, 2012

Burlington Northern Santa Fe, LLC

$625,000,000 3.05% Debentures due 2022

$625,000,000 4.40% Debentures due 2042

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings*:	A3/BBB+ (Stable/Stable) (Moody’s/S&P)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	February 28, 2012

Settlement Date:	March 2, 2012 (T+3)

Maturity Date:	2022 Debentures - March 15, 2022
2042 Debentures - March 15, 2042

Final Terms
Principal Amount:	$1,250,000,000 (including $625,000,000 aggregate principal amount of the 3.05% Debentures due 2022 (“2022 Debentures”) and $625,000,000 aggregate principal amount of the 4.40% Debentures due 2042 (“2042 Debentures”))

Benchmark:	2022 Debentures - UST 2.000% due February 15, 2022
2042 Debentures - UST 3.125% due November 15, 2041

Benchmark Yield:	2022 Debentures - 1.929%
2042 Debentures - 3.050%

Re-offer Spread:	2022 Debentures - T + 115 bps
2042 Debentures - T + 137.5 bps

Re-offer Yield:	2022 Debentures - 3.079%
2042 Debentures - 4.425%

Coupon:	2022 Debentures - 3.05%
2042 Debentures - 4.40%

Price to Public:	2022 Debentures - 99.750%
2042 Debentures - 99.585%

Coupon Dates:	2022 Debentures - March 15 and September 15
2042 Debentures - March 15 and September 15

First Coupon Date:	2022 Debentures - September 15, 2012
2042 Debentures - September 15, 2012

Make Whole Call:	2022 Debentures - T + 20 bps (at any time before December 15, 2021)
2042 Debentures - T + 20 bps (at any time before September 15, 2041)

Par Call:	2022 Debentures - At any time on or after December 15, 2021
2042 Debentures - At any time on or after September 15, 2041

Day Count Convention:	30/360

Denomination:	$2,000 x $1,000

CUSIP / ISIN:	2022 Debentures - 12189L AH4 / US12189LAH42
2042 Debentures - 12189L AJ0 / US12189LAJ08

Bookrunners:	J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.
U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533, or calling Morgan Stanley & Co. LLC at (866) 718-1649 or calling or emailing Wells Fargo Securities, LLC toll free at 1 (800) 326-5897 or cmclientsupport@wellsfargo.com.